$20,000,000
JOHNSON COUNTY, WYOMING
TAXABLE INDUSTRIAL DEVELOPMENT REVENUE BOND
(URANERZ ENERGY CORPORATION PROJECT)
SERIES 2013

BOND PURCHASE AGREEMENT

November 12, 2013

Johnson County, Wyoming
76 North Main
Buffalo, Wyoming 82834

Uranerz Energy Corporation
1701 East "E" Street
P.O. Box 50850
Casper, Wyoming 82605

Ladies and Gentlemen:

The State of Wyoming, acting by and through the Wyoming State Treasurer (the "Purchaser") offers to enter into the following agreement with Johnson County, Wyoming (the "Issuer") and Uranerz Energy Corporation (the "Borrower"), which, upon your acceptance of this offer, will be binding upon you and upon the Purchaser. This offer is made subject to your acceptance of this Bond Purchase Agreement on or before 5:00 P.M., Wyoming time, on the date hereof and, if not so accepted, will be subject to withdrawal by the Purchaser upon notice to you by the Purchaser at any time prior to the acceptance hereof by you.

1. Purchase and Sale of Bond. Purchase of the Bond has been recommended by the Wyoming Business Council and approved in writing by the Governor of the State of Wyoming, as required by Wyo. Stat. § 9-4-715(m) (see EXHIBIT A hereto), and subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, the Issuer agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Issuer, the $20,000,000 Johnson County, Wyoming, Taxable Industrial Development Revenue Bond (Uranerz Energy Corporation Project), Series 2013 (the "Bond"). The Bond shall be dated as of the date of delivery thereof and shall mature and bear interest as set forth below. On the Closing Date (as defined in Section 6 hereof), the Purchaser shall pay to UMB BANK, n.a., as trustee (the "Trustee") under that certain Indenture of Trust dated as of the date of delivery of the Bond (the "Indenture"), between the Issuer and the Trustee, a purchase price for the Bond equal to $20,000,000.

The Bond shall bear such terms as set forth herein, which include the terms required by the Wyoming Business Council as set forth in EXHIBIT B hereto and the additional terms of the Purchaser set forth in EXHIBIT C hereto. The proceeds of the Bond will be loaned to the Borrower (the "Loan") pursuant to a Financing Agreement dated as of the date of delivery of the Bond (the "Financing Agreement") between the Issuer and the Borrower, for the purpose of financing the acquisition of Interests in Real Estate, Lands, Equipment and construction of a Facility (as those terms are defined in the Financing Agreement) to extract uranium located within Johnson County, Wyoming, and Campbell County, Wyoming (the "Project") and to pay the costs incidental to the authorization, issuance and sale of such Bond (the "Costs of Issuance").

Certain of the rights and interests of the Issuer in the Financing Agreement have been assigned to the Trustee pursuant to the Indenture. The Bond will be payable out of payments made by the Borrower under the Financing Agreement. Such payments shall be made to the Trustee pursuant to the terms of the Indenture. To secure the due and punctual payment of any and all liabilities of the Borrower under the Financing Agreement, including (without limitation) Loan Payments in amounts and at times sufficient to pay the principal of and interest on the Bond, the Borrower and the Trustee will enter into (i) a Mortgage, Assignment of Revenues, Security Agreement, Fixture Filing and Financing Statement dated as of Closing Date (the "Mortgage"), from the Borrower, as mortgagor, to the Trustee, as mortgagee, relating to the Collateral and the Mortgaged Property (as defined therein) and all Loan Payments (as set forth in the Financing Agreement) to the Trustee to secure the full and prompt payment of the principal of and interest on the Bond, and (ii) an Assignment of Product Sales Contracts and Processing Agreement dated as of the Closing Date (the "Assignment"), by the Borrower to the Trustee.

The Bond will be a special, limited obligation of the Issuer payable solely out of payments under the Indenture, the Financing Agreement, the Mortgage, the Assignment and any other revenues, receipts, funds or moneys pledged therefor. The Issuer will not be obligated to pay the principal of or interest on the Bond.

Terms not otherwise defined herein shall have the meanings assigned such terms in the Indenture, the Financing Agreement, the Mortgage and the Assignment, and, in the event of a conflict, the Indenture shall control.

2. Date, Principal Amount, Maturity and Interest Rate. The Bond shall be dated as of the date of delivery, shall be in the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or so much thereof as remains unpaid from time to time (the "Principal Balance") and shall bear interest from the date thereof (computed on the basis of a 360-day year of twelve 30-day months), at an annual fixed rate of five and three-quarters percent (5.75%).

Interest only on the Principal Balance of the Bond shall be paid in arrears in quarterly installments on the fifteenth (15th) day of January 2014, April 2014, June 2014 and October 2014. Thereafter principal and interest on the Principal Balance of the Bond shall be fully amortized over six (6) years and paid in quarterly installments on the 15th day of each January, April, July and October, commencing January 15, 2015 through October 15, 2020 (the "Maturity Date"), or such earlier date as the Principal Balance thereof with interest thereon shall have been paid in full. Payments shall be applied first to interest due on the Principal Balance and thereafter to the reduction of the Principal Balance.

In order to evidence its obligation hereunder the Borrower will deliver its promissory note in the principal amount of $20,000,000, dated as of the date of delivery of the Bond and due on October 1, 2020 (the "Note"), payable to the order of the Issuer, which Note shall be endorsed to the Trustee. Delivery of the Note to the Trustee shall be deemed to be delivery of the Note to the Issuer pursuant to this Bond Purchase Agreement. The Borrower will also deliver the Mortgage and the Assignment.

3. Representations, Warranties and Agreements of the Issuer. The Issuer represents, warrants and agrees as follows:

a. The Issuer is a body corporate and politic and political subdivision duly created, organized and existing under the laws of the State of Wyoming.

b. The Issuer has complied with the provisions of the Industrial Development Projects Act, Title 15, Chapter 1, Article 7, Wyo. Stat. (the "Act"), all rules and regulations adopted thereunder and all other applicable laws, rules and regulations and has all power and

authority to (i) execute, deliver and perform this Bond Purchase Agreement, the Indenture and the Financing Agreement, (ii) issue, sell and deliver the Bond to the Purchaser as provided in this Bond Purchase Agreement and the Indenture, (iii) loan the proceeds of the Bond to the Borrower pursuant to the terms of the Financing Agreement in order to finance the Project and the Costs of Issuance, and (iv) consummate the transactions contemplated by, and perform its obligations under this Bond Purchase Agreement, the Bond, the Indenture and the Financing Agreement.

c. The Issuer has duly authorized by resolution, adopted on November 12, 2013 (the "Bond Resolution"), all necessary action to be taken by it for the execution, delivery and due performance of this Bond Purchase Agreement, the Bond, the Indenture and the Financing Agreement and the taking of any and all such action as may be required on the part of the Issuer to carry out, give effect to and consummate the transactions contemplated hereby, and, when executed and delivered by the respective parties hereto and thereto this Bond Purchase Agreement, the Bond, the Indenture and the Financing Agreement will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer, in accordance with their respective terms.

d. Neither such authorization nor the execution, delivery and performance by the Issuer of this Bond Purchase Agreement, the Bond, the Indenture or the Financing Agreement will conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of, any law or any regulation, order, writ, injunction or decree of any court or governmental authority or of the constitutive documents of the Issuer or result in the violation or contravention of, or acceleration of any obligation under, or cause the creation of any lien on any of the properties of, the Issuer pursuant to the provisions of any indenture, agreement or other instrument to which it is a party or by which it is bound.

e. To the best knowledge of the Issuer there is no action, suit or proceeding pending or threatened against or affecting the Issuer in any court or before or by any arbitrator, governmental department, agency or instrumentality, an adverse decision in which might materially and adversely affect the ability of the Issuer to perform its obligations under, or which in any manner draws into question the validity of, this Bond Purchase Agreement, the Bond, the Indenture, the Financing Agreement or any agreement or instrument to which the Issuer is a party or which is used or contemplated to be used in the consummation of the transactions contemplated hereby.

f. The Issuer will apply the proceeds from the sale of the Bond to the purposes specified in the Financing Agreement.

Any certificate signed by the Issuer's Representative and delivered to the Borrower or the Purchaser shall be deemed a representation and warranty by the Issuer to the Borrower or the Purchaser as to the statements made therein.

4. Representations, Warranties and Agreements of the Borrower. The Borrower represents, warrants and agrees as follows:

a. The Borrower is (i) a Nevada corporation and (ii) either is qualified to do business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

b. Borrower has all corporate power and authority, governmental permits, licenses, consents, authorizations, orders and approvals and other authorizations as are

generally necessary to carry on its business substantially as presently conducted and specifically to operate the Project as it is presently operating.

c. The execution, delivery and performance of this Bond Purchase Agreement, the Note, the Financing Agreement, the Mortgage and the Assignment are within the Borrower's power and authority and have been duly authorized by all necessary proceedings.

d. Neither such authorization nor the execution, delivery and performance by the Borrower of this Bond Purchase Agreement, the Note, the Financing Agreement, the Mortgage or the Assignment will conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or any regulation, order, writ, injunction or decree of any court or governmental authority or result in the violation or contravention of, or the acceleration of any obligation under, or cause the creation of any mortgage on any of the properties of the Borrower (except with respect to the security interest in the Collateral and the mortgage of Borrower's ownership interest in the Mortgaged Property under the Mortgage) pursuant to the provisions of any indenture, agreement or other instrument to which it is a party or by which it is bound.

e. Other than Collateral and Mortgaged Property that is subject to liens, encumbrances or mortgages that will be paid on the Closing Date from proceeds of the Bond, and except as otherwise described herein, title to all Collateral and Mortgaged Property described in the Mortgage and related documents is (or will be, with respect to Collateral hereafter acquired) vested solely in Borrower, free and clear of all liens, encumbrances, except Permitted Encumbrances, and other claims whatsoever, except as granted by the Mortgage or as have been approved in writing by the Issuer and the Purchaser. Borrower has made no contract or arrangement of any kind, the performance of which contract or arrangement by another party could give rise to a lien on the Collateral and the Mortgaged Property superior to the lien of the Bond.

f. Assuming due execution by the Purchaser and the Issuer, this Bond Purchase Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. Assuming due execution by the Issuer, the Financing Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. T he Mortgage constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

g. Except as disclosed to the Issuer and the Purchaser, there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower in any court or before or by any arbitrator, governmental department, agency or instrumentality, an adverse decision in which would materially and adversely affect the ability of the Borrower to perform its obligations hereunder or which in any manner draws into question the validity of this Bond Purchase Agreement, the Note, the Financing Agreement, the Mortgage or the Assignment or to operate the Project.

h. Except such as may be required under the blue sky laws or other securities laws of any state, no consent, authorization, order or approval of (or filing or registration with) any governmental commission, board or other regulatory authority (other than routine

reporting requirements) is required for the execution, delivery and performance by the Borrower of this Bond Purchase Agreement or the Financing Agreement, other than those obtained or made prior to the date hereof.

i. The Borrower will not take or omit to take any action which action or omission will in any way cause the proceeds from the sale of the Bond to be applied in a manner contrary to that provided in the Financing Agreement.

Any certificate signed by a Borrower's Representative and delivered to the Issuer or the Purchaser shall be deemed a representation and warranty by the Borrower to the Issuer or the Purchaser as to the statements made therein.

5. Representations, Warranties and Agreements of the Purchaser. The Purchaser represents, warrants and agrees as follows:

a. The Purchaser is purchasing the Bond solely for its own account, as principal, with the present intent of holding it for investment purposes only, and not with a view to or in connection with, any agreement or understanding looking toward any distribution, resale, fractionalization, subdivision or other disposition thereof, and no person other than Purchaser has any direct or indirect interest in the Bond. Notwithstanding the other statements in this paragraph, the disposition of the Bond shall at all times be within the Purchaser's control. Purchaser has no present intention to transfer, assign, pledge, hypothecate, mortgage or sell the Bond. If such decision were made in the future, Purchaser will make such distribution, resale, fractionalization, subdivision or other disposition of the Bond to "sophisticated investors" only within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and in compliance with the Securities Exchange Act of 1934, as amended.

b. The Purchaser understands that no official statement, prospectus, offering circular or other comprehensive offering statement containing material information with respect to the Borrower, the Project or the Bond is being issued and that, exercising due diligence, we have made our own inquiry and analysis with respect to the Borrower, the Project and the Bond, the security therefor, and other material factors affecting the security for payment of the Bond.

c. The Purchaser acknowledges that it has either been supplied with or has access to such additional information, including financial statements and other financial information, to which a reasonable investor would attach significance in making investment decisions and has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning the Borrower, the Project, the Bond and the security therefor, and other material factors affecting the security for and payment of the Bond so that, as a reasonable investor, Purchaser acknowledges that it has been sufficiently informed to make a decision to purchase the Bond.

d. The Purchaser has provided certain authorization, direction and resolution of terms for the transaction as provided in EXHIBIT C hereto.

6. Closing. The Issuer shall issue one (1) registered bond, in the principal amount of $20,000,000, in such name as the Purchaser may request. Delivery of the Bond shall be made to the Purchaser against payment by the Purchaser of the purchase price of the Bond set forth in SCHEDULE I hereto by wire transfer. The Issuer agrees to have the Bond available for inspection and checking by the Purchaser in Cheyenne, Wyoming, not later than 3:00 P.M. on the second Business Day prior to the Closing Date. The Issuer will deliver the Bond in definitive form, duly executed and authenticated, to the corporate trust office of the Trustee in Denver, Colorado, on the Business Day prior to the Closing Date.

Closing of the issuance and sale of the Bond shall be made in Cheyenne, Wyoming, at the Closing Time (as defined herein), at such address as the Purchaser shall direct. Payment for the Bond shall be made upon delivery in immediately available funds by 9:00 A.M., Wyoming time (11:00 A.M. New York time), on Friday, November 15, 2013, or at such other time or date as shall be mutually agreed upon by the Issuer, the Borrower and the Purchaser. The date of such delivery and payment shall be called the "Closing Date," and the hour and date of such delivery and payment shall be called the "Closing Time."

7. Termination: Conditions of Closing.

a. This Bond Purchase Agreement shall be subject to termination in the absolute discretion of the Purchaser, by notice given to the Issuer and the Borrower prior to delivery of and payment for the Bond, if prior to such time (i) an amendment to or proposal (actual or tentative) to amend the Constitution of the United States or the State of Wyoming or the enactment or amendment of, or proposal (actual or tentative) to enact or amend, any federal or Wyoming legislation or any decision of any federal or state court or any ruling or regulation (final, temporary or proposed) or other federal authority or authority of the State of Wyoming or any political subdivision or agency thereof, or any other event (whether or not similar to any of the foregoing), shall have affected (or, with respect to any such proposed amendment, legislation, ruling or regulation, would, if adopted or enacted, affect) the authority of the Issuer to issue the Bond.

b. The obligation of the Purchaser to purchase and pay for the Bond shall be subject to the accuracy of the representations and warranties on the part of the Issuer and the Borrower contained herein as of the date hereof and as of the Closing Date, and to the following additional conditions:

(1) No legislation shall have been enacted or proposed (actually or tentatively) establishing that, and no decision of any federal or state court and no ruling or regulation (final, temporary or proposed) or official statement of the Securities and Exchange Commission or other governmental agency shall have been made or issued to the effect that, (i) the Bond or any securities of the Issuer or of any similar body of the type contemplated herein or the obligations of the Borrower under the Financing Agreement are subject to registration requirements of the1933 Act, or (ii) the qualification of an indenture in respect of the Bond or any such securities is required under the Trust Indenture Act of 1939, as amended.

(2) At or prior to the Closing Date (and with respect to item (2)(A) shortly after the Closing Date), the Purchaser shall have received the following documents, in each case satisfactory in form and substance to the Purchaser and the Wyoming Attorney General:

(A) two copies of a transcript of all proceedings of the Issuer relating to the authorization and issuance of the Bond;

(B) a certificate, dated the Closing Date, executed by the Chairman of the Board of County Commissioners and the County Clerk of the Issuer to the effect that, to the best knowledge of such officers, (i) the representations and warranties of the Issuer contained in Section 3 hereof are true and correct in all material respects on and as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date, (ii) the Issuer has complied with all the terms of this Bond Purchase Agreement, the Indenture and the Financing Agreement to be complied with by it prior to or on the Closing Date, and (iii) there is no action, suit or

proceeding pending or threatened against or affecting the Issuer in any court or before or by any arbitrator, governmental department, agency or instrumentality to restrain or enjoin the issuance or delivery of the Bond, or the collection of the payments to be made pursuant to the Indenture and the Financing Agreement, or in any way contesting or affecting the validity of this Bond Purchase Agreement, the Bond, the Indenture or the Financing Agreement, or (where applicable) contesting the powers of the Issuer to enter into or perform its obligations under or accept any of the foregoing;

(C) a certificate, dated the Closing Date, executed by a Borrower's Representative, to the effect that, to the best knowledge of such Borrower's Representative, (i) the representations and warranties of the Borrower contained in Section 4 hereof are true and correct in all material respects on and as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date, (ii) the Borrower has complied with all the terms of this Bond Purchase Agreement, the Financing Agreement and the Mortgage to be complied with by it prior to or on the Closing Date, and (iii) except as disclosed to the Issuer and the Purchaser, there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower in any court or before or by any arbitrator, governmental department, agency or instrumentality, an adverse decision in which would materially and adversely affect the ability of the Borrower to perform its obligation; under (where applicable) or which in any manner draws into question the validity of this Bond Purchase Agreement, the Bond, the Note, the Financing Agreement, the Mortgage or the Assignment; and

(D) such additional certificates, proceedings, opinions, instruments or documents as the Issuer and the Purchaser may reasonably request in connection with the transactions contemplated by this Bond Purchase Agreement.

If any of the conditions specified in this Section 7.b shall not have been fulfilled in all material respects when and as provided in this Bond Purchase Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Bond Purchase Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Purchaser, this Bond Purchase Agreement and all obligations of the Purchaser hereunder may be cancelled at, or at any time prior to, the Closing Date by the Purchaser. Notice of such cancellation shall be given to the Issuer and the Borrower in writing or by telephone confirmed in writing.

8. Expenses. The Purchaser shall be under no obligation to pay, and the Borrower shall pay (from the proceeds of the Bond and, to the extent not so paid, directly) any expenses incident to the performance of the Issuer's obligations hereunder, including but not limited to (i) all expenses in connection with the preparation, printing, issuance and delivery of the Bond, including the fees of bond counsel for the Issuer and the financing fee of the Issuer, (ii) all expenses in connection with the preparation, printing, issuance, delivery and recording or filing, if any, of the Mortgage, any financing statement or notice with respect thereto; (iii) the fees and disbursements of counsel for the Borrower; and (iv) all other expenses and costs of the Issuer or the Borrower incident to the performance of their respective obligations in connection with the authorization, issuance, sale and distribution of the Bond.

If the consummation of the transactions contemplated hereby is prevented by the default of the Purchaser, the Purchaser shall pay all such expenses (other than the financing fee of the Issuer).

9. Notices. Any notice or other communication to be given to the Issuer or the Borrower under this Bond Purchase Agreement may be given by delivering the same in writing when mailed, delivered or telecopied to such party at its address set forth above, and any notice or other communication to be given to the Purchaser under this Bond Purchase Agreement may be given by delivering the same in writing when mailed, delivered or telecopied to the Wyoming State Treasurer, State of Wyoming, Capitol Building, Cheyenne, Wyoming 82002.

10. Parties in Interest: Survival of Representations and Warranties. This Bond Purchase Agreement is made solely for the benefit of the Issuer, the Borrower and the Purchaser, and no other person shall acquire or have any right hereunder or by virtue hereof. All the representations, and warranties and agreements made by the Issuer or the Borrower in this Bond Purchase Agreement shall remain operative and in full force and effect, regardless of (i) any investigations made by or on behalf of the Purchaser and (ii) delivery of and payment for the Bond hereunder. The provisions of Sections 8 and 9 shall survive the termination or cancellation of this Bond Purchase Agreement.

11. Sovereign Immunity. The State of Wyoming and State Treasurer do not waive sovereign immunity by entering into this investment transaction, including any of the documents executed as part of the Bond purchase. The State of Wyoming and the Wyoming State Treasurer specifically retain immunity and all defenses available to them as sovereigns pursuant to Wyo. Stat. § 1-39-104(a) and all other state law.

12. Governmental Immunity. Johnson County, Wyoming, does not waive governmental immunity by entering into this transaction. Johnson County specifically retains immunity and all defenses available to it pursuant to Wyo. Stat. § 1-39-104(a) and all other state law.

13. Governing Law. This Bond Purchase Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

14. Headlines. The headings of the sections of this Bond Purchase Agreement are inserted for convenience only and shall not be deemed to be part hereof.

15. Counterparts. This Bond Purchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Bond Purchase Agreement by signing any such counterpart.

If you agree with the foregoing, please sign the enclosed counterpart of this letter and return it to the Purchaser. This letter shall become a binding agreement between you and the Purchaser when at least one counterpart of this letter shall have been signed by or on behalf of each of the parties hereto and delivered to the other parties.

Very truly yours,

Mark Gordon
Wyoming State Treasurer

The foregoing is hereby accepted as of the date first written above.

(S E A L)

JOHNSON COUNTY, WYOMING

By: Delbert Eitel
Chairman, Board of County Commissioners

Attest:

By: Vickie Edelman
County Clerk

URANERZ ENERGY CORPORATION
a Nevada corporation

By: [signature]
Name: Glenn Catchpole
Title: President and Chief Executive Officer

JOHNSON COUNTY, WYOMING

SCHEDULE I

$20,000,000 Johnson County, Wyoming, Taxable Industrial Development Revenue Bond (Uranerz Energy Corporation Project), Series 2013

BOND PURCHASE AGREEMENT

Dated November 12, 2013

Title, Purchase Price and Description of Bond

Title:	$20,000,000 Johnson County, Wyoming, Taxable Industrial Development Revenue Bond (Uranerz Energy Corporation Project), Series 2013
Principal Amount:	$20,000,000
Purchase Price Paid to Issuer:	$20,000,000
Redemption Provisions:	No restrictions
Interest Rate:	5.75%

EXHIBIT A

Wyoming BUSINESS COUNCIL

Tel: 307.777.2800 • FAX: 307.777.2837
214 W. 15th Street • Cheyenne, WY 82002
www.wyomingbusiness.org

March 15, 2013

Honorable Matthew H. Mead
Wyoming Governor
State Capitol Building
Cheyenne, WY 82002

Honorable Mark Gordon
Wyoming Treasurer
State Capitol Building
Cheyenne, WY 82002

Honorable Gregory A. Phillips
Wyoming Attorney General
State Capitol Building
Cheyenne, WY 82002

Re: IDB Financing for Uranerz Energy Corporation

Dear Governor Mead, Treasurer Gordon and Attorney General Phillips:

In accordance with W.S. 9-4-715(m), the Wyoming Business Council staff reviewed a bond-financing request for Uranerz Energy Corporation. You should be in receipt of the original application materials dated September 20, 2012, Business Council staff written analysis and presentation dated October 24, 2012 and letter of recommendation subject to conditions dated November 9, 2012.

Please find attached the report from our consultant, Behre Dolbear. This report validates the economics of the project and appraises the assets securing the bond at sixty one million dollars ($61,000,000).

The Wyoming Business Council recommends to the Governor, Attorney General and State Treasurer to purchase the bond issue from Johnson County as authorized in W.S. 9-4-715(m) in the maximum amount of twenty million dollars ($20,000,000), subject to the covenants and conditions outlined in letter dated November 9, 2012, for the benefit of Uranerz Energy Corporation.

Sincerely,

Robert K. Jensen
Chief Executive Officer

RKJ/BA: lsh

EXHIBIT B

MATTHEW H. MEAD
GOVERNOR

THE STATE OF WYOMING

STATE CAPITOL
CHEYENNE, WY 8200

Office of the Governor

April 12, 2013

The Honorable Mark Gordon
State Treasurer, State of Wyoming
State Capital Building
Cheyenne, WY 82002

RE: Approval of State Treasurer's Purchase of Industrial Development Bonds for Uranerz Energy Corporation.

Dear Treasurer Gordon,

The Wyoming Business Council recommends the purchase of $20,000,000 of Industrial Development Bonds to be issued by Johnson Country for Uranerz Energy Corporation. The funds will be used by Uranerz Energy Corporation to construct a plant, purchase equipment and drill the initial injection and recovery well field.

I have reviewed the recommendation of the Wyoming Business Council. I give my written approval of the investment on the following conditions:

1. Compliance with the statutory conditions in Wyo. Stat. § 9-4-715(m)(i) through (vi); and

2. Approval by the Attorney General of all documents related to the purchase of the Industrial Development Bonds prior to the purchase of commitment to purchase the bonds.

I ask that you work closely with the Wyoming Business Council and the Attorney General.

Sincerely,

Matthew H. Mead
Governor

MHM:mh

cc: Mr. Glenn Catchpole, President and CEO, Uranerz Energy Corporation
Bob Jensen, Wyoming Business Council
Martin Hardsocg, Wyoming Deputy Attorney General

PHONE: (307) 777-7434

FAX: (307) 632-3909

EXHIBIT C

TERMS AND CONDITIONS OF PURCHASE

1. In order to secure the payment of the principal of and interest on the Principal Balance of the Bond at anytime outstanding, and to grant certain rights to the Purchaser of the Bond and to secure the performance and observance of all of the covenants and conditions in the Bond, the Issuer shall assign and grant to the Trustee, its successors and assigns, a security interest in the following described property:

a. All right, title and interest of the Issuer in, to and under the Financing Agreement (excluding the Issuer's rights to reimbursement of expenses and indemnification) under which the Borrower is obligated to make Loan Payments due under the Bond, and

b. Any and all interest in real or personal property of the Borrower as security for the Borrower's obligations under the Financing Agreement as set forth under the Mortgage, Assignment of Revenues, Security Agreement, Fixture Filing and Financing Statement, dated as of the date of delivery of the Bond (the "Mortgage"), from the Borrower to the Trustee.

The Issuer will also assign to the Trustee the following: that certain promissory note in the principal amount of $20,000,000, dated as of the date of delivery of the Bond and due on October 1, 2020, from the Borrower to the Issuer.

2. a. The total principal amount of obligations that may be issued to finance the Project is expressly limited to $20,000,000.

b. The Bond shall be a special, limited obligation of the Issuer payable solely from the sources and security identified in the Indenture. The Bond shall never constitute a debt or indebtedness of the Issuer within the meaning of any provision or limitation of the constitution of the State of Wyoming or statutes, and shall not constitute or give rise to a pecuniary liability of the Issuer or a charge against its general credit or taxing powers; nor shall the Bond constitute the giving, pledging or loaning of the faith and credit of the State of Wyoming or any county, city, school district, or other subdivision of the State of Wyoming or any other political subdivision or body corporate and politic within the State of Wyoming but shall be payable solely from the sources described in the Indenture. The issuance of the Bond shall not, directly or indirectly or contingently, obligate the State of Wyoming or any political subdivision of the State of Wyoming nor empower the Issuer to levy or collect any form of taxes or assessments that are for or create any indebtedness payable out of taxes or assessments or make any appropriation for their payment and such appropriation or levy is prohibited. Neither the Issuer nor any person executing the Bond shall be liable personally on the Bond or be subject to any personal liability or accountability by reason of the issuance thereof. The State of Wyoming shall not in any event be liable for the payment of the principal of or interest on the Bond or for the performance of any pledge, mortgage, obligation or agreement of any kind undertaken by the Issuer. No breach of any pledge, mortgage, obligation or agreement shall impose any pecuniary liability upon the State of Wyoming or any charge upon its general credit or against its taxing power.

c. The Bond shall be issuable only as a fully registered bond. The Bond shall finally mature as to principal on October 15, 2020. The principal of and interest on the Bond shall be payable in any currency of the United States of America which, at the respective dates of payment thereof, is legal tender for the payment of public and private debts.

d. Principal and interest on the Bond shall be paid by check or draft of the Trustee, or by wire transfer, as directed by the Purchaser. Final principal and interest shall be payable only upon presentation of the Bond to the Trustee.

3. The Bond shall be substantially in the form and tenor recited with such appropriate variations, omissions and insertions as are permitted or required by the Indenture.